Exhibit 99.1

Contacts:

Investors

Richard Szymanski

Morgans Hotel Group Co.

212.277.4188

Media

Daniel Gagnier/

Nathaniel Garnick

Sard Verbinnen & Co

212.687.8080

MORGANS HOTEL GROUP ANNOUNCES LEADERSHIP CHANGES

Board Member Howard M. Lorber Appointed Chairman

Jason T. Kalisman Resigns as Interim CEO, Remains a Director

NEW YORK, NY – May 19, 2015 – Morgans Hotel Group Co. (NASDAQ: MHGC) (the “Company”), today announced that Jason T. Kalisman has resigned as Interim Chief Executive Officer of the Company to spend more time on personal matters, effective immediately, and he will remain a member of the Board. Howard M. Lorber, veteran real estate investor and member of Morgans Board, has been named Chairman. The Board intends to continue its CEO search and in the interim, Richard Szymanski, Chief Financial Officer, will temporarily assume the duties of the principal executive officer for securities law reporting purposes.

“On behalf of the entire Board, I want to thank Jason for his past contributions and for his continuation as a director of the Company,” commented Mr. Lorber. “Going forward, we will continue to build on our operational momentum and complete the strategic alternatives process in a timely manner.”

“After careful consideration and discussions with the Board, I have decided it is in the best interests of the Company to resign from my position as interim CEO to attend to personal obligations,” said Mr. Kalisman. “I am incredibly proud of what we achieved during my time as CEO at Morgans and did not want my obligations to inhibit the strategic review process or slow the strong momentum our team has worked so hard to build over the past two years. With the Annual Meeting and first quarter earnings behind us and other key developments underway – I am certain that now is the right time to make this transition in order for them to complete the process and determine the best path forward for the Company.”

About Morgans Hotel Group

Morgans Hotel Group Co. (NASDAQ: MHGC) is widely credited as the creator of the first “boutique” hotel and a continuing leader of the hotel industry’s boutique sector. Morgans Hotel Group operates Delano in South Beach, Mondrian in Los Angeles, South Beach and London, Hudson in New York, Morgans and Royalton in New York, Clift in San Francisco, Shore Club in South Beach and Sanderson and St Martins Lane in London. Morgans Hotel Group has ownership interests or owns several of these hotels. Morgans Hotel Group also has expanded its brand through Delano in Las Vegas, a licensed hotel, and 10 Karaköy in Istanbul, Turkey, a franchised hotel. Morgans Hotel Group has other hotels in various stages of development to be operated under management or franchise agreements, including a Mondrian property in Doha, Qatar. For more information please visit www.morganshotelgroup.com.